As filed with the Securities and Exchange Commission on November 5, 2021

Registration No. 333-258049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

RETO ECO-SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3290	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

c/o Beijing REIT Technology Development Co., Ltd.

X-702, 60 Anli Road, Chaoyang District, Beijing

People’s Republic of China 100101

(+86) 10-64827328– telephone

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(888) 528-2677

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.
 Mengyi “Jason” Ye, Esq.
Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
 366 Madison Avenue – 3rd Floor
 New York, New York 10017
 (212)-588-0022

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.001 per share (underlying a convertible debenture)	3,185,000	$1.04	$3,312,400	$361.38
Total	3,185,000	$1.04	$3,312,400	$361.38	(3)

(1)

Common shares that may be offered pursuant to this registration statement consist of (1) shares that may be issuable upon conversion of a convertible debenture issued in a private placement on July 6, 2021 and issuable in the future, and (2) shares issued in the 2018 Share Incentive Plan. For purposes of estimating the number of common shares to be included in this registration statement, we included 3,185,000 shares. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of share splits or share dividends which occur during this continuous offering.

(2)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the closing price of $1.04 by the Nasdaq Stock Market on July 19, 2021.

(3)	Previously paid.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED NOVEMBER 5, 2021

RETO ECO-SOLUTIONS, INC.

Issuance of up to 3,185,000 Common Shares

This prospectus relates to the offer and sale, from time to time, of up to 3,185,000 common shares of ReTo Eco-Solutions, Inc. (the “Company”, “we”, “us” and “our”) by the shareholders named in the section of this prospectus entitled “Selling Shareholders”. The common shares being offered by the selling shareholders may be issued upon (1) the conversion of a convertible debenture on July 6, 2021 (and accrued interest thereon) issued pursuant to a securities purchase agreement that we entered into with YA II PN, Ltd. on July 6, 2021 (the “Securities Purchase Agreement”) and (2) resale of the shares issued to a number of our executives in the 2018 Share Incentive Plan. The Convertible Debenture may be converted into more than the 2,500,000 shares being offered by this prospectus, and if any portion of this Convertible Debenture is converted into common shares that are not being offered by this prospectus such common shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any common shares in this offering, and we will not receive any proceeds from the sale of shares by the selling shareholders.

Our common shares are listed on the Nasdaq Capital Market under the symbol “RETO”. On October 29, 2021, the last reported sale price of our common shares on the Nasdaq Capital Market was $1.15 per share, and on October 29, 2021, we had 27,579,501 common shares outstanding.

The selling shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

We are a holding company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established in the People’s Republic of China, or “PRC” or “China.” Investors in our common shares should be aware that they may never directly hold equity interests in the Chinese operating entities, but rather purchasing equity solely in ReTo Eco-Solutions, Inc., our British Virgin Islands holding company, which does not directly own substantially all of our business in China conducted by our subsidiaries. Our common shares offered in this offering are shares of our BVI holding company instead of shares of our subsidiaries in China. Because of our corporate structure, we as well as the investors are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission (“CSRC”) if we fail to comply with their rules and regulations. For a description of relevant risks related to our corporate structure, see “Risk Factors - Risks Relating to Doing Business in China” and “Risk Factors - Risks Relating to Our Corporate Structure.”

As used in this prospectus supplement, “we,” “us,” “our company,” “our,” or “Reto” refers to China ReTo Eco-Solutions, Inc. and its subsidiaries, including but not limited to our indirect subsidiaries in China.

There may be prominent risks associated with the majority of our operations occurring in China. For example, we as a U.S.-listed Chinese public company may face heightened scrutiny, criticism and negative publicity, which could result in a material change in our operations and the value of our common shares. It could also significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Additionally, changes in Chinese internal regulatory mandates, such as the M&A rules, Anti-Monopoly Law, and the soon to be effective Data Security Law, may target the Company’s VIE structure and impact our ability to conduct business in the PRC, accept foreign investments, or list on a U.S. or other foreign exchange. For a description of relevant PRC-related risks to this offering, see “Risk Factors - Risks Relating to Doing Business in China” and “Risk Factors - Risks Relating this Offering.”

Investing in our common shares involves substantial risks. See “Risk Factors” beginning on page 8 of this prospectus to read about important factors you should consider before purchasing common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Conventions Used in this Prospectus

In this prospectus, unless otherwise specified or the context otherwise requires:

The terms “we,” “us,” “Company” “our company,” and “our” refers to ReTo Eco-Solutions, Inc. and its subsidiaries;

Except where the context otherwise requires and for purposes of this prospectus only:

●	The terms “we,” “us,” “Company” “our company,” and “our” refers to ReTo Eco-Solutions, Inc. and its subsidiaries;

●	ReTo Eco-Solutions, Inc. (“ReTo Eco-Solutions”), a British Virgin Islands holding company;

●	REIT Holdings (China) Limited (“REIT Holdings”), a Hong Kong limited company and a wholly owned subsidiary of ReTo Eco-Solutions;

●	Beijing REIT Technology Development Co., Ltd. (“Beijing REIT”), a China limited company and a wholly owned subsidiary of REIT Holdings;

●	Xinyi REIT Ecological Technology Co., Ltd. (“REIT Ecological”), a China limited company and a wholly owned subsidiary of REIT Holdings, and was deregistered on March 27, 2019;

●	Gu’an REIT Machinery Manufacturing Co., Ltd. (“Gu’an REIT”), a China limited company and a wholly owned subsidiary of Beijing REIT, all the equity interest of which was transferred to Hebei Huishitong Technology Co., Ltd. on January 17, 2020;

●	Beijing REIT Ecological Engineering and Technology Co., Ltd. (“REIT Eco Engineering”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	Langfang Ruirong Mechanical and Electrical Equipment Co., Ltd.(“Ruirong”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	Nanjing Dingxuan Environment Protection Technology Development Co., Ltd. (“Dingxuan”), a China limited company and a wholly owned subsidiary of Beijing REIT;

●	REIT Technology Development (America), Inc.(“REIT US”), a California corporation and a wholly owned subsidiary of Beijing REIT;

●	REIT MingSheng Environmental Building Materials (Changjiang) Co., Ltd. (“REIT Changjiang”), a China limited company and 84.32% owned by Beijing REIT and 15.68% owned by REIT Holdings;

●	Hainan REIT Construction Project Co., Ltd. (“REIT Construction”), a China limited company and a wholly owned subsidiary of REIT Changjiang;

●	Horgos Ta-REIT Environment Technology Co., Ltd. (“Horgos Ta-REIT”), a China limited company and a wholly owned subsidiary of REIT Eco Engineering, and was deregistered on May 15, 2019;

ii

●	REIT Xinyi New Material Co., Ltd (“REIT Xinyi”), a China limited company and a 70% owned subsidiary of Beijing REIT;

●	REIT Q GREEN Machines Private Limited (“REIT India”), an India limited company and a 51% owned subsidiary of Beijing REIT;

●	REIT Ecological Technology Co., Ltd. (“REIT Yancheng”), a China limited company and a wholly owned subsidiary of REIT Holdings;

●	Lingqiu REIT Dongtian Ecological Technology Co., Ltd. (“REIT Lingqiu”), a China limited company, 51% equity interest of which was owned by REIT Eco Engineering and then transferred to Pengqing Zhi on November 4, 2019;

●	Datong Ruisheng Environment Protection Engineering Co., Ltd. (“Datong Ruisheng”), a China limited company and a wholly owned subsidiary of REIT Eco Engineering;

●	Yunnan Litu Technology Development Co., Ltd. (“Yunnan Litu”), a China limited company, 55% equity interest of which was owned by REIT Yancheng and then transferred to Dali Zhongrong Ruitu Environmental Protection Engineering Co., Ltd., Jiangsu Xinchun Biological Technology Co., Ltd., and Yonglan Li on July 13, 2020;

●	Yangbi Litu Ecological Technology Co., Ltd. (“Yangbi Litu”), a China limited company, with 55% of its equity interest owned by REIT Yancheng and 45% of its equity interest owned by Yunnan Litu;

●	China Operating Companies or China Operating Company refer to, collectively or individually, as the case may be, to Beijing REIT, REIT Ecological, REIT Eco Engineering, Ruirong, Dingxuan, REIT Changjiang, REIT Construction, REIT Xinyi, and REIT Yancheng.

●	“shares” and “common shares” refer to our common shares, $0.001 par value per share;

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this annual report only, Macau, Taiwan and Hong Kong; and

●	all references to “RMB,” and “Renminbi” are to the legal currency of China, and all references to “USD,” and “U.S. Dollars” are to the legal currency of the United States.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Hengfang Li”, even though, in Chinese, his name would be presented as “Li Hengfang”.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Operating and Financial Review and Prospects” in the following documents which we incorporate by reference:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on May 14, 2021 (the “2020 Annual Report”)

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common shares.

Our Company

We, through our operating subsidiaries in China, are a manufacturer and distributor of eco-friendly construction materials (aggregates, bricks, pavers and tiles), made from mining waste (iron tailings) and fly-ash, as well as equipment used for the production of these eco-friendly construction materials. In addition, our operating subsidiaries provide consultation, design, project implementation and construction of urban ecological environments. We also provide parts, engineering support, consulting, technical advice and service, and other project-related solutions for our manufacturing equipment and environmental protection projects.

We believe our subsidiaries’ products are eco-friendly, as they contain approximately 70% of reclaimed fly-ash and iron tailings in place of traditional cement. The use of reclaimed fly-ash and iron tailings assists in the protection of the environment by saving space in landfills and fly-ash ponds used for the disposal of these materials, and assisting in the remediation and reclamation of abandoned or closed mining sites. In addition, our subsidiaries’ eco-friendly construction materials consume less energy during manufacturing than other traditional building materials. We believe our operating subsidiaries’ eco-friendly construction materials, with their characteristics, including superior water permeability, and competitive prices, are in greater demand than traditional materials as governments and others increase their focus on reducing the environmental impact of their activities.

Presently, our clients are located throughout mainland China, and internationally in Canada, the United States, Mongolia, the Middle East, India, North Africa and Brazil. We, through our subsidiaries in China, seek to establish long-term relationships with our clients by producing and delivering high-quality products and equipment and then providing technical support and consulting after equipment is delivered and projects are completed. We engage in marketing and sales through integrated marketing, services marketing and Internet marketing. Our subsidiaries in China are actively pursuing additional markets for our products, equipment and projects, internationally in the Philippines, Laos, Morocco, Tunisia, Cuba, Kenya, Maldives, Argentina, Mexico and Malaysia and in additional provinces of China.

Beijing REIT was founded in 1999 by our Chief Executive Officer, Hengfang Li. Mr. Li has approximately 20 years of experience in the construction materials and construction materials manufacturing equipment industries. Our principal office is located in Beijing, China. As of August 24, 2021, we employed 127 people on a full-time basis. We have 18 employees in management, 22 employees in sales and marketing, 15 employees in research and development, 46 employees in manufacturing and installation and 26 employees in administration.

Our subsidiaries are able to provide a full spectrum of products and services, from producing eco-friendly construction materials and manufacturing equipment used to produce construction materials, to project installation. We utilize our research and development efforts to differentiate us from our competitors. For example, through our subsidiaries, we released our first fully automatic block production line in 1999, and have made advances in our technology, such as intelligent automatic systems, which allows us to access our customers’ equipment remotely to troubleshoot problems. Some of our competitors do not have automatic production lines.

Due to China’s recent emphasis on environmental protection, we believe there is a unique opportunity to grow our company, which we expect will be driven by demand for our eco-friendly construction materials, equipment used to produce these materials and project construction expertise. We believe our technological know-how, production capacity, reputation and services offered will enable us to seize this opportunity.

We have received several industry awards and been asked to participate in several industry activities. Notable awards and activities include:

●	Beijing REIT’s fully automatic solid waste disposal production line became recommended equipment of Liaoning Provincial Wall Material Industry Association in 2007;

●	Beijing REIT’s brick production equipment was appraised as “China Famous Brand” by China Construction and Material Industrial Mechanic Standards Committee in 2007;

●	Beijing REIT’s concrete brick equipment was authenticated by the European Union CE (European conformity);

●	REIT Holdings became a member of the China Resource Reuse Association Wall Material Innovation Committee in 2010;

●	Beijing REIT was recognized as a National High-Tech Enterprise and became a “Gazelle Enterprise” in Beijing Zhongguancun Technology Park;

●	Beijing REIT was recognized as a National High-Tech Enterprise in 2011;

●	Beijing REIT was awarded the “Most Valuable Brand Award” by China Building Materials and Mechanic Industry Association in 2011;

●	Beijing REIT was appraised as “AAAA Enterprise” by the Electric Mechanics Association in 2012;

●	Beijing REIT became a member of China Association of Urban Environmental Sanitation in 2013; and

●	ISO 9001:2000 Authentication (certification based upon quality and consistency).

In addition, our Chief Executive Officer, Hengfang Li, was named one of the “One Hundred Outstanding People of China” in 2005 by China Celebrity Association. Mr. Li was recognized as one of the “Influential People of Fly-Ash Industry” in 2006 by fenmeihui.org. Mr. Li was awarded as “Leader of Building Materials and Machinery Enterprises of the National 11 th 5-Year Plan” in 2011 by China Building Material Machinery Association. In addition, Mr. Li and our chief technology officer, Mr. Zhizhong Hu were recognized as “Advanced People of National Reuse Technology” in 2011 by China Association of Circular Economy. We believe our industry awards, reflect widespread recognition of our stature and success in our industry as well as the quality of our service and products.

Recent Developments

Securities Purchase Agreement

On July 6, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,500,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $5,000 at the closing. The Debenture was issued on July 6, 2021

The Debenture Holder may convert the Debenture in its sole discretion into the Company’s common shares at any time at the lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “Floor Price”). The Debenture Holder may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the Debenture that the daily VWAP is less than $0.50 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

On March 1, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “March Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,300,000, provided that in case of an event of default, the March Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the March Debenture and a one-time due diligence and structuring fee of $10,000 at the closing.

The Debenture Holder may convert the March Debenture in its sole discretion into the Company’s common shares at any time at the lower of $2.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “March Floor Price”). The Debenture Holder may not convert any portion of the March Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the March Debenture that the daily VWAP is less than the March Floor Price for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. As of the date of this prospectus approximately $1,800,000 of the March Debenture has been converted into approximately 1,745,000 common shares.

Change of Independent Director

On June 1, 2021, upon approval by the Nominating Committee, the Compensation Committee and the Board of Directors of the Company, Sophia Liu tendered her resignation as the Chairwoman of Audit Committee of ReTo Eco-Solutions, Inc. effective June 1, 2021.

On June 3, 2021, at the recommendation of the Nominating Committee and the Compensation Committee, the Board appointed Lidong Liu as the succeeding independent director of the Company, Chairperson of the Audit Committee, as well as the audit committee financial expert in order to fill the vacancies on the Company’s Board of Directors and the Audit Committee.

Ms. Lidong Liu has served as the Chief Financial Officer since 2015 for Jilin Yiyatong Deep Supply Chain Management Co., Ltd, a subsidiary of a company listed on Shenzhen Stock Exchange. From January 2011 to September 2015, she served as the Chief Financial Officer for Sinopharm Holding (Jilin) Co., Ltd, a subsidiary of a company listed on Shanghai Stock Exchange and Hong Kong Exchanges and Clearing Market. In addition, between January 2002 and December 2010, Ms. Liu was the Chief Financial Officer for Changchun Yongxin Dirui Pharmaceutical Co., Ltd. Ms. Liu is a member of China Certified Public Accountants and a seasoned executive with 25 years of professional experience in auditing and financial reporting. She has strong working capabilities for company management and business development. Ms. Liu holds a bachelor’s degree in Accounting from JiLin University of Finance and Economics, and an MBA from Changchun University of Science and Technology.

Change of Independent Accounting Firm

On March 15, 2021, the Company dismissed its independent registered public accounting firm, Friedman LLP (“Friedman”). The report of Friedman on the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”), did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report on the financial statements of the Company for the year ended December 31, 2019 contained an uncertainty about the Company’s ability to continue as a going concern. The decision to change the independent registered public accounting firm was recommended and approved by the Audit Committee of the Company. From the time of Friedman’s engagement up to March 15, 2021, the date of dismissal, (a) there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused it to make reference thereto in its reports on the financial statements for such years and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K. On March 15, 2021, the Audit Committee approved the appointment of YCM CPA Inc. (“YCM”) as its new independent registered public accounting firm to audit and review the Company’s financial statements. During the two most recent fiscal years ended December 31, 2020 and December 31, 2019 and any subsequent interim periods through the date hereof prior to the engagement of Friedman, neither the Company, nor someone on its behalf, has consulted YCM regarding either i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that the new independent registered public accounting firm concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or ii) any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or a reportable event as described in paragraph 304(a)(1)(v) of Regulation S-K.

Regain Nasdaq compliance

As previously reported, on September 4, 2020, the Company received a letter from the Listings Qualifications Department of The Nasdaq Capital Market (“Nasdaq”) notifying the Company that the minimum closing bid price per share for its common shares was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). The Company was provided with 180 days, or until April 19, 2021, to regain compliance with the Rule. As a result of the Company’s common shares closing with a bid price of at least $1.00 for 18 consecutive days from February 4 through March 2, 2021, on March 3, 2021, Nasdaq notified the Company that it regained compliance with Listing Rule 5550(a)(2), and the matter is now closed.

Impact of COVID-19

The Company’s operations are affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The COVID-19 outbreak is causing lockdowns, travel restrictions, and closures of businesses. Our business has been negatively impacted by the COVID-19 coronavirus outbreak to a certain extent.

From late January 2020 through March 2020, the Company had to temporarily suspend the manufacturing activities due to government restrictions. During the temporary business closure period, employees had very limited access to our manufacturing facilities and the shipping companies were not available and as a result, the Company experienced difficulty delivering the products to customers on a timely basis. In addition, due to the COVID-19 outbreak, some of the Company’s customers or suppliers may experience financial distress, delay or default on their payments, reduce the scale of their business, or suffer disruptions in their business due to the outbreak. Any increased difficulty in collecting accounts receivable, delayed raw materials supply, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact the Company’s our results of operations. As COVID-19 was gradually contained in China, the Company’s production and sales activities from our continuing operations have been gradually returning to normal. However, the COVID-19 continues to have a severe and negative impact on China and the global economy. In light of the current circumstances and available information, for fiscal 2020, the Company’s revenues decreased 67.1% as compared to last year.

Based on assessment of current economic environment, customer demand and sales trend, and the negative impact from COVID-19 outbreak and spread, there is an uncertainty that the Company’s revenue and operating cash flows may be significantly lower than expected for fiscal year 2021.

Summary of Risk Factors

Investing in our common shares involves a high degree of risk. Below is a summary of material factors that make an investment in our common shares speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 8 of this prospectus and under similar headings in the other documents that are filed with the SEC, and incorporated by reference into this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

Risks Relating to Our Corporate Structure

●	We are a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established in the PRC. We control and receive the economic benefits of our subsidiaries’ business operations through certain contractual arrangements. Our common shares offered in this offering are shares of our offshore holding company instead of shares of our operating entities in China.

●	Our business may be materially impacted if any of our operating subsidiaries in China dissolves or faces bankruptcy or liquidation proceedings.

●	Although we are not currently required to obtain any specific permission from any of the Chinese authorities to operate and issue these securities to foreign investors, the changing regulations may require us to do so in the future; accordingly, any future failure to obtain prior approval of the CSRC or any other Chinese authorities, such as the Cyberspace Administration of China (the “CAC”), for the listing and trading of our common shares on a foreign stock exchange could have a material adverse effect upon our business;

Risks Relating to Doing Business in China

●	There are uncertainties in the interpretation and enforcement of PRC laws and regulations that could limit the legal protection available to you and us.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

●	The Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our common shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to an investment in our securities.

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

●	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

Risks Relating to this Offering

●	The trading price may be volatile, and you may incur losses.

●	The conversion of the Convertible Debenture or future sales of our common shares may further dilute the common shares and adversely impact the price of our common shares.

●	We do not currently have sufficient funds to repay our outstanding notes.

●	You may not be able to receive dividends for the foreseeable future.

PRC Limitation on Oversea Listing

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our common shares on Nasdaq in the context of this offering, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, our PRC counsel has further advised us that there remains some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering.

For more detailed information, see “Risk Factors – Risks Relating to Doing Business in China – The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.”

Recent Regulatory Development in PRC

Given the current regulatory environment in the PRC, we are subject to the uncertainty of interpretation and enforcement of the rules and regulations in the PRC, which can change quickly with little advance notice, and any future actions of the PRC authorities.

On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021.

Under the new PRC Data Security Law that took effect in September 2021, we will not be subject to the cybersecurity review by the CAC for this offering, given that: (i) our products and services are offered not directly to individual users but through our institutional customers; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Draft Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Draft Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

For more detailed information, see “Risk Factors – Risks Relating to Doing Business in China – – “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.”

Corporate Information

We are a British Virgin Islands business company and conduct business in China through subsidiaries in China. The principal executive offices of our main operations are located at Building X-702, 60 Anli Road, Chaoyang District, Beijing, People’s Republic of China 100101. Our telephone number at this address is (+86) 10-64827328. Our registered office in the British Virgin Islands is at the offices of Vistra (BVI) Limited at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Our agent for service of process in the United States is Vcorp Agent Services, Inc. located at 25 Robert Pitt Dr., Suite 204, Monsey, New York 10952. Our corporate website is www.retoeco.com.

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Except for our consolidated balance sheets, which we include for the fiscal years ended December 31, 2020, 2019 and 2018, we have decided to include three years of audited financial statements and three years of related management’s discussion and analysis of financial condition and results of operations disclosure.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We do not believe that we are currently required to obtain approval from Chinese authorities to list on U.S exchanges. However, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believe that the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

The Offering

Common shares offered by selling shareholders	Up to 3,185,000 common shares

Voting rights	One vote per common share

Selling shareholders	See “Selling Shareholders”

Common shares outstanding	27,579,501 common shares

Common shares outstanding after the offering	Up to 30,079,501 common shares

Nasdaq Capital Market symbol	RETO

Discount for shares underlying Convertible Debenture	The Convertible Debenture is convertible by one of the selling shareholders upon issuance. The conversion price will be lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50.

Amortization Payment	If, any time after 90 days after the issuance of the Convertible Debenture, the daily VWAP is less than $0.50 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

Interest Rate	The rate of interest on the Convertible Debenture will be 5% per annum and may be increased to 15% upon an event of default that remains uncured under the Convertible Debenture.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders. As of the date hereof, we received $2,500,000 from the sale of a Convertible Debenture to YA II PN, Ltd., one of the selling shareholders, under the Securities Purchase Agreement (prior to accounting for due diligence and structuring fees of $5,000 and commitment of $87,500). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk Factors	The investment of our common shares involves substantial risks. See “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in the 2020 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2020 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Corporate Structure

Our business may be materially and adversely affected if any of our China operating subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of China provides that an enterprise may be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our China operating companies hold certain assets that are important to our business operations. If any of our China operating companies undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our common shares.

We are a holding company and conduct substantially all of our business through our PRC subsidiary, which is a limited liability company established in China. We may rely on dividends and other distributions on equity paid by our China Operating Companies for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. Two loans governing part of the current debts incurred by Beijing REIT and REIT Changjiang have restrictions on their abilities to pay dividends, and any future financing arrangements may impose such restrictions as well. Further, the payment of dividends by entities organized in China is subject to limitations as described herein. Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from Beijing REIT and REIT Ecological.

Under PRC laws and regulations, our PRC subsidiary, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Relating to Doing Business in China

Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our common shares on a foreign stock exchange could have a material adverse effect upon our business, operating results, reputation and trading price of our common shares.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the New “M&A Rule”). The New M&A Rule contains provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings.

However, the application of the New M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. Our Chinese counsel, Kaitong Law Firm, has given us the following advice, based on their understanding of current Chinese laws and regulations:

●	At the time of our equity interest acquisition, as the acquiree, Beijing REIT was not related to or connected with the acquirer, REIT Holdings. Accordingly, we did not need the approval from MOFCOM. In addition, we have received all relevant approvals and certificates required for the acquisition;

●	The CSRC approval under the New M&A Rule only applies to overseas listings of SPVs that have used their existing or newly issued equity interest to acquire existing or newly issued equity interest in Chinese domestic companies, or the SPV-domestic company share swap, due to the fact there has not been any SPV-domestic company share swap in our corporate history, ReTo Eco-Solutions does not constitute a SPV that is required to obtain approval from the CSRC for overseas listing under the New M&A Rule; and

●	In spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this prospectus are subject to the New M&A Rule.

The CSRC has not issued any such definitive rule or interpretation, and we have not chosen to voluntarily request approval under the New M&A Rule. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 2 billion, and at least two of these operators each had a turnover of more than RMB 400 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Substantial uncertainties exist with respect to the enactment timetable and final content of draft China Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 (the “Draft FIL”). The Draft FIL embodies an expected Chinese regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. MOFCOM is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, final content, interpretation and implementation.

Among other things, the Draft FIL expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise (“FIE”). The Draft FIL specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance, treated as a Chinese domestic investor provided that the entity is “controlled” by Chinese entities and/or citizens. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “negative list,” to be separately issued by the State Council later. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

The development, manufacture and sales of construction materials products and manufacturing equipment are not currently subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment (Amended in 2017), or the Catalogue, issued by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2017 and became effective on July 28, 2017. The Draft FIL, if enacted as proposed, will not materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects. However, should the development, manufacture and sales of construction materials products and manufacturing equipment become subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment then the viability of our current corporate structure, corporate governance and business operations may be materially impacted in many aspects.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our affiliated entities or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries are subject to the above PRC regulations. We may not be able to obtain necessary government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and services and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The Chinese economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this type of scrutiny, criticism and negative publicity might have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations could be severely hampered and your investment in our shares could be rendered worthless.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Since the majority of our operations and assets are located in China, shareholders may find it difficult to enforce a U.S. judgment against the assets of our Company, our directors and executive officers.

Other than REIT US and REIT India, our operations and assets are located in China. In addition, our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you ultimately receive.

In the event we pay dividends in the future, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you convert the currency into U.S. dollars, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will ultimately receive.

Introduction of new laws or changes to existing laws by the Chinese government may adversely affect our business.

The Chinese legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions such as the U.S., decided cases (which may be taken as precedent) do not form part of the legal structure of China and thus have no binding effect. Furthermore, in line with its transformation from a centrally planned economy to a more market-oriented economy, the Chinese government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in China is still evolving, laws and regulations or their interpretation may be subject to further changes. Such uncertainty and prospective changes to the Chinese legal system could adversely affect our results of operations and financial condition.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China, which may take as long as six months in the ordinary course. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is derived from payments from Beijing REIT and REIT Ecological. Shortages in the availability of foreign currency may restrict the ability of Beijing REIT and REIT Ecological to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Labor laws in China may adversely affect our results of operations.

China’s Labor Contract Law imposes significant liabilities on employers and affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations. The Labor Contract Law also mandates that employers provide social welfare packages to all employees, increasing our labor costs. To the extent competitors from outside China are not affected by such requirements, we could be at a comparative disadvantage.

Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents may subject our Chinese resident shareholders to personal liability and limit our ability to inject capital into our Chinese subsidiaries, limit our subsidiaries’ ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On July 4, 2014, China’s SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or Circular 37, which became effective as of July 4, 2014. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Moreover, Circular 37 applies retroactively. As a result, Chinese residents who have contributed domestic assets or interests to a SPV, but failed to complete foreign exchange registration of overseas investments as required before July 4, 2014 shall send a letter to SAFE and its branches for explanation. SAFE and its branches shall, under the principle of legality and legitimacy, conduct supplementary registration, and impose administrative punishment on those in violation of the administrative provisions on the foreign exchange pursuant to the law.

We have requested our shareholders who are Chinese residents to make the necessary applications, filings and amendments as required under Circular 37 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are Chinese residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 37 or other related rules. The failure or inability of our Chinese resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to Beijing REIT and REIT Ecological, limiting both Beijing REIT and REIT Ecological’s ability to pay dividends or otherwise distributing profits to us.

We may be subject to fines and legal sanctions by SAFE or other Chinese government authorities if we or our employees who are Chinese citizens fail to comply with Chinese regulations relating to employee stock options granted by offshore listed companies to Chinese citizens.

On February 15, 2012, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues Concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas, or Circular 7. Under Circular 7, Chinese citizens who are granted share options by an offshore listed company are required, through a qualified Chinese agent of the offshore listed company, to register with SAFE and complete certain other procedures, including applications for foreign exchange purchase quotas and opening special bank accounts. We and our Chinese employees who have been granted share options are subject to Circular 7. Failure to comply with these regulations may subject us or our Chinese employees to fines and legal sanctions imposed by SAFE or other Chinese government authorities and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

Failure to comply with the Individual Foreign Exchange Rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our Chinese resident stockholders may subject such stockholders to fines or other liabilities.

Other than Circular 37, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any Chinese individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. Chinese individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are Chinese residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are Chinese residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such Chinese residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our Chinese resident stockholders to make the required registration will subject our subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds from offerings into China, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

Changes in China’s political and economic policies could harm our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

The Chinese economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”). These differences include, without limitation:

●	economic structure;

●	level of government involvement in the economy;

●	level of development;

●	level of capital reinvestment;

●	control of foreign exchange;

●	methods of allocating resources; and

●	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite these efforts to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any lawsuit. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of the Chinese government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approvals to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversy between the United States and China could adversely affect the market price of our common shares and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of any investment in us.

Because our operations are substantially located in China, information about our operations is not readily available from independent third-party sources.

Because the China Operating Companies are based in China and REIT India will be based in India, our shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of a U.S.-based company. The majority of our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about from sources other than the companies themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Chinese economic growth slowdown may cause negative effect to our business.

Since 2010, the annual growth rate of the Chinese economy has declined, from approximately 10.3% of gross domestic product in 2010 to 6.7% in 2016. This situation has impacted many types of service industries, such as restaurant and tourism, and some manufacturing industries. Our business operations in China rely primarily on the construction industry, which is influenced by economic growth slowdowns. If China’s economic growth continues to slow down, then our business could be materially adversely affected if such slow down results in reduced activity in the construction industry.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our common shares on Nasdaq in the context of this offering, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that there remain some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from offerings into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the common shares that the selling shareholders are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the common shares that the selling shareholders are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor Friedman LLP, which audited the consolidated financial statements for the fiscal year ended December 31, 2019 and 2018, is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis with the last inspection in October 2020. YCM CPA, Inc., headquartered in Irvine, California, has been our auditor since March 2021 and has not yet been inspected by the PCAOB during the first year of operation.

However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the March 2021 interim final amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the March 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our common shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which will take effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

Under the new PRC Data Security Law that took effect in September 2021, we will not be subject to the cybersecurity review by the CAC for this offering, given that: (i) our products and services are offered not directly to individual users but through our institutional customers; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the Draft Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Draft Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Relating to this Offering

We do not currently have sufficient funds to repay our outstanding notes.

On June 30, 2021, we had approximately $10,548,558 in outstanding loans and interest due and only $236,833 of cash or cash equivalents on hand, and since that date, we have sold convertible debentures with a principal amount of $4.8 million. As of such date, we were not in a position to repay the principal and interest on our outstanding loans. The funds we received since January 1, 2021 from the additional sales of convertible debentures will be less than the amounts that will become due on them. If the holder of the Convertible Debenture does not elect to convert it and the approximately $500,000 remaining outstanding under convertible debentures issued in May 2021, we will not have sufficient funds to repay the principal and interest due on such notes, and we will be forced to raise additional funds (which, if possible, may not be on acceptable terms), sell assets (which may not be possible) or cease operations.

The conversion of the Convertible Debenture or future sales of our common shares may further dilute the common shares and adversely impact the price of our common shares.

As of October 29, 2021, our transfer agent had recorded approximately 27,579,501 of our common shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 3,185,000 shares (approximately 11.5% of our issued and outstanding shares on the date hereof) will be unrestricted and freely tradeable, and there is an effective registration statement from May 2021 for the resale of shares underlying a convertible debenture under which approximately 2,230,000 shares remain registered. If the holders of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our common shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common shares and the value of your investment.

We have a limited trading history.

On November 28, 2017, our common shares began trading on the Nasdaq Capital Market. Prior to that, there was no public market for our common shares. Our trading history might never improve in terms of price or volume. We cannot guarantee that our common shares will remain quoted on the Nasdaq Capital Market.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and/or “Operating and Financial Review and Prospects” in the 2020 Annual Report incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET PRICE AND TRADING HISTORY

Our common shares are listed on the Nasdaq Capital Market under the symbol “RETO”. The following table sets forth, for the periods indicated, the high and low bid prices of our common shares on the Nasdaq Capital Market.

	High	Low
Fiscal Year Ended December 31, 2021
First Quarter	$3.66	$0.67
Second Quarter	$1.49	$0.92
Third Quarter	$1.19	$0.75

Fiscal Year Ended December 31, 2020
First Quarter	$1.65	$0.30
Second Quarter	$1.68	$0.41
Third Quarter	$1.92	$0.42
Fourth Quarter	$0.87	$0.47

The last reported sales price for our common shares on the Nasdaq Capital Market as of November 4, 2021, was $1.11 per share. As of October 29, 2021, we had 27,579,501 common shares of $0.001 par value issued and outstanding. Our Transfer Agent is Vstock Transfer LLC, 18 Lafayette Pl, Woodmere, NY 11598.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. As of the date hereof, we received $2,500,000 from the sale of a Convertible Debenture to a selling shareholder under the Securities Purchase Agreement (prior to accounting for the one-time due diligence and structuring fees of $5,000 and a fee equal to 3.5% of the amount of each Convertible Debenture at each closing). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Amount of Proceeds from Sale of the Convertible Debenture

On July 6, 2021, we sold a $2,500,000 of Convertible Debenture. In connection with the sales, we paid $87,500 in commitment fees to YA II PN, Ltd., one of the selling shareholders, as well as a due diligence fee of $5,000 for net proceeds of $2,407,500. We may be required to make additional payments to YA II PN, Ltd. The following table set out the payments we have made and may have to make in connection with the sale of $2,500,000 of Convertible Debentures.

Commitment Fee(1)	$87,500
Interest Payments(2)	$125,000
Due Diligence Fee	$5,000
Redemption Premium(3)	$500,000
Total:	$717,500

(1)	We paid the selling shareholder a commitment fee of 3.5% of the principal amount of the Convertible Debenture.

(2)	Each Convertible Debenture matures one year from its issuance and bears interest at a rate of 5% per annum.

(3)	We are required to pay a redemption premium in two circumstances. If we redeem the Convertible Debenture prior to the maturity, we must pay a redemption fee equal to 20% of the principal amount being redeemed thereafter. Alternatively, we are required to make monthly payments after the issuance of a Debenture if the daily VWAP is less than $0.50 for a period of ten consecutive trading days (the “Triggering Date”). Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The maximum value of the redemption premium is $500,000.

Apart from the consultant fee and due diligence fee discussed above, we have not made, and do not need to make, any payments to any affiliate of the selling shareholder, or any person with whom the selling shareholder has a contractual relationship.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Debenture, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Debenture, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the common shares underlying the Convertible Debenture.

Gross proceeds to the Company	$2,500,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debenture	$717,500

Net proceeds to the Company if we make all such payments to the selling shareholder	$1,782,500

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debentures as a percentage of net proceeds	40.25%

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture(1)	$99,332

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture as a percentage of net proceeds	75.3%

(1)

As calculated in “Selling Stockholder - Potential Profits to Selling Holding the Convertible Debenture” using the date of issuance as the conversion date. The actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those issuable to YA II PN, Ltd. upon conversion of the Convertible Debenture, as well as shares issued to a number of our executives under the 2018 Share Incentive Plan. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except as set out below, none of the selling shareholders had a material relationship with us within the past three years:

●	YA II PN, LTD purchased the Convertible Debenture from us pursuant to the Securities Purchase Agreement, and we sold it in a $2,500,000 convertible debenture on July 6, 2021;

●	Hengfang Li is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Li received 225,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Guangfeng Dai is the Chief Operating Officer and Director of the Company since November 2016. Mr. Dai received 150,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Zhizhong Hu is the Chief Technology Officer and Director of the Company since November 2016. Mr. Hu received 125,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Degang Hou is the Chief Internal Control Officer of the Company since 2020. Mr. Hou received 125,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Sophia Liu has served as an Independent Director of the Company since November 2016. Ms. Liu received 20,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Austin Huang has served as an Independent Director of the Company since November 2016. Mr. Huang received 20,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

●	Zhi Li has served as an Independent Director of the Company since November 2016. Dr. Li received 20,000 shares from the 2018 Share Incentive Plan on February 14, 2020, by a board resolution passed on January 22, 2020.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by each selling shareholder. The second column lists the number of common shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming conversion of the Convertible Debenture but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the common shares being offered by this prospectus by each selling shareholder and does not take in account any limitations on conversion of the Convertible Debenture set forth therein.

The fourth column assumes the sale of all of the shares offered by each selling shareholder pursuant to this prospectus.

Under the terms of the Convertible Debenture and the Securities Purchase Agreement, YA II PN, Ltd., one of the selling shareholders, may not convert the Convertible Debenture and we may not exercise the puts under the Securities Purchase Agreement to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of common shares which would exceed 4.99% of the total common shares issued and outstanding as of the execution date of the Securities Purchase Agreement. The number of shares in the second column reflects these limitations. YA II PN, Ltd. may sell all, some or none of its shares in this offering.  See “Plan of Distribution”.

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus		Number of Common Shares Owned After Offering	Number of Common Shares that May Be Sold in This Offering As A Percentage of Currently Outstanding Shares(10)	Percentage of Common Shares Owned After the Offering(11)
YA II PN, LTD.(1)	0	(12)	2,500,000	(9)	0	9.1%	0%
Hengfang Li (2)	225,000		225,000		0	0.83%	0%
Guangfeng Dai(3)	150,000		150,000		0	0.55%	0%
Zhizhong Hu(4)	125,000		125,000		0	0.46%	0%
Degang Hou(5)	125,000		125,000		0	0.46%	0%
Sophia Liu(6)	20,000		20,000		0	0.07%	0%
Austin Huang(7)	20,000		20,000		0	0.07%	0%
Zhi Li(8)	20,000		20,000		0	0.070%	0%

(1)	YA II PN, Ltd. (“YA”) is the investor under the Securities Purchase Agreement. Yorkville Advisors Global, LP (“Yorkville LP”) is YA II PN, Ltd.’s. investment manager and Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)	Consists of 225,000 shares issued to and owned directly by Mr. Hengfang Li under the 2018 Share Incentive Plan.
(3)	Consists of 150,000 shares issued to and owned directly by Mr. Guangfeng Dai under the 2018 Share Incentive Plan.

(4)	Consists of 125,000 shares issued to and owned directly by Mr. Zhizhong Hu under the 2018 Share Incentive Plan.

(5)	Consists of 125,000 shares issued to and owned directly by Mr. Degang Hou under the 2018 Share Incentive Plan.

(6)	Consists of 20,000 shares issued to and owned directly by Ms. Sophia Liu under the 2018 Share Incentive Plan.

(7)	Consists of 20,000 shares issued to and owned directly by Mr. Austing Huang under the 2018 Share Incentive Plan.

(8)	Consists of 20,000 shares issued to and owned directly by Mr. Zhi Li under the 2018 Share Incentive Plan.

(9)	Includes common shares underlying the Convertible Debenture that may held by YA II PN, Ltd. that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99%.

(10)	Assumes that the total number of our issued and outstanding common shares remains unchanged at 27,579,501 prior to the issuance of the common shares underlying the Convertible Debenture.

(11)	Assumes that each selling shareholder sells all of the common shares offered pursuant to this prospectus.

(12)	Represents common shares underlying $0 of the March Debenture (excluding interest) convertible into common shares at a conversion price between $2.50 and $0.50, depending on market conditions. For purposes of this table, we have assumed the lowest conversion price.

Additional Information Regarding YA II PN, Ltd., one of the Selling Shareholders

Number of Shares outstanding prior to the Convertible Debenture transaction held by persons other than YA II PN, Ltd., affiliates of the Company, and affiliates of YA II PN, Ltd.	15,394,260
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. in prior registration statements(1)	4,600,000
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. that continue to be held by YA II PN, Ltd. or affiliates of YA II PN, Ltd.	0
Number of Shares that have been sold in registered resale transactions by YA II PN, Ltd. or affiliates of YA II PN, Ltd.	2,369,501
Number of Shares registered for resale on behalf of YA II PN, Ltd. or affiliates of YA II PN, Ltd. in the current transaction	2,500,000

(1)	These were shares underlying the convertible debenture issued pursuant to a convertible debenture purchase agreement of March 1, 2021 and that were registered on a registration statement on Form F-1 declared effective on May 28, 2021 (registration no. 333-254590).

Potential Profits to the Selling Shareholder Holding the Convertible Debenture

The table below sets out that the total possible profit that YA II PN, Ltd., the selling shareholder holding the Convertible Debenture, can realize as a result of the conversion discount for the securities underlying the convertible Debenture is $99,332.  For the purposes of this table we have used July 6, 2021 as the date of sale for the common shares underlying the $2,500,000 Convertible Debenture, which is the date that the Convertible Debenture was issued and sold to YA II PN, Ltd.

$2,500,000 of Convertible Debenture

Closing market price per share of the underlying securities on date of issuance	$1.12

Conversion price per share securities on date of issuance	$1.0772

Total possible shares to be received in connection with the conversion of the securities at such conversion price(1)	2,320,832

Combined market price of the total number of underlying shares(1)	$2,599,332

Total possible shares to be received and the combined conversion price of the total number of shares	$2,500,000
Total possible discount to the market price as of the date of sale of the secured convertible debenture	$0.0428

Total possible profit that could be realized as a result of the conversion discount as of the date of sale of the secured convertible debenture	$99,332

(1)	Excludes interest of 5% per annum.

If at any time 95% of the average of the two lowest daily VWAP’s during the ten consecutive trading days immediately preceding a conversion date is greater than $1.50, then the conversion price will be fixed at $1.50.  In that case, the total possible profit that YA II PN, Ltd. can realize on a per share basis will be equal to the market price at such time minus the conversion price of $1.50.  There is no upper limit on the potential profit that YA II PN, Ltd. can realize in such cases.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under British Virgin Islands law, we may only pay a dividend if our directors are satisfied, on reasonable grounds, that, immediately after the dividend is paid, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from Beijing REIT, REIT Ecological and REIT Yancheng. Current Chinese regulations permit our China Operating Companies to pay dividends to REIT Holdings only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Further, two loans governing part of the current debts incurred by Beijing REIT and REIT Changjiang have restrictions on their abilities to pay dividends, and any future financing arrangements may impose such restrictions as well. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our China Operating Companies are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

In addition, pursuant to the China Enterprise Income Tax Law (“EIT Law”) and its implementation rules, dividends generated after January 1, 2008 and distributed to us by Beijing REIT, REIT Ecological and REIT Yancheng are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the Chinese central government and governments of other countries or regions where the non-Chinese-resident enterprises are incorporated.

Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in China may be used to pay dividends to our company.

DESCRIPTION OF COMMON SHARES

We were incorporated as a BVI business company under the BVI Act in the British Virgin Islands on August 7, 2015 under the name “ReTo Eco-Solutions, Inc.” and with company number 1885527. As of the date of this prospectus, we are authorized to issue up to 200,000,000 common shares of $0.001 par value per share.

The following are summaries of the material provisions of our Memorandum and Articles of Association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our common shares. Copies of our Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus is a part.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Each shareholder is entitled, on request, to a certificate for that shareholder’s shares. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares. At the completion of this offering, there will be 29,455,147 common shares issued and outstanding.

Listing

Our common shares are currently traded on the Nasdaq Capital Market under the symbol “RETO.” On October 29, 2021, the last reported sales price for our common shares was $1.11 per share. As of November 4, 2021, there were 27,579,501 common shares outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors, subject to the BVI Act and our Memorandum and Articles of Association.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our Memorandum or Articles of Association to allow cumulative voting for elections of directors.

Directors

Our directors are not required to hold a share as a qualification for office. With regards to conflicts of interest, any director who is interested in a transaction into which we have entered or will enter may vote on a matter relating to that transaction as long as he or she has disclosed the interest to each other director.

Meetings of shareholders

Any director may convene a meeting of the shareholders at any time and in any manner or place which he or she considers necessary or desirable. The director convening a meeting must give at least seven days’ notice of the meeting to those persons whose names appear as shareholders in our register of shareholders on the date of the notice and are entitled to vote at the meeting and also to the other directors. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than on 1/3 of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chairman of our board of directors shall preside as the chairman at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purposes of our Memorandum and Articles of Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative action in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an act which constitutes an infringement of the individual rights of a shareholder, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires the consent of a certain majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our Memorandum and Articles of Association.

Transfer of common shares

Subject to the restrictions in our Memorandum and Articles of Association, the lock-up agreements with the representative of the underwriters described in “Shares Eligible for Future Sale—Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee, which must be sent us for registration. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer of any common share, it shall specify the reasons for such refusal or delay in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless the person transferring the shares has failed to pay any amount due in respect of any of that common share.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least fourteen days prior to the date of payment specified in that notice. Common shares that have been subject to a notice of call and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that they are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by the holders of not less than fifty percent of the issued shares in that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

●	amend our Memorandum of Association to increase or decrease the maximum number of shares we are authorized to issue;

●	subject to our Memorandum of Association and the BVI Act, divide our authorized and issued shares into a larger number of shares; and

●	subject to our Memorandum of Association, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

Our Memorandum and Articles of Association do not entitle us to sell the shares of a shareholder who is untraceable.

Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association (our charter), (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of members (shareholders), and to make copies of, and take extracts from, these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum or Articles of Association (together, our charter) on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our Memorandum and Articles of Association (our charter) authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time, to such persons, for such consideration and on such terms as our board of directors shall determine.

DIFFERENCES IN CORPORATE LAW

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by our company unless the director’s interest was (a) disclosed to the board in accordance with the BVI Act prior to our company’s entry into the transaction or (b) the transaction is (i) between the director and our company and (ii) entered into in the ordinary course of our company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by our company is not voidable if the material facts of the interest of the director are known to by the shareholders entitled to vote at a meeting of the shareholders and the transaction is approved or ratified by a resolution of the shareholders or our company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the Memorandum or Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within twenty days who gave written objection. These shareholders then have twenty days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that, in the case of a merger, the twenty days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty days, then the company and the shareholder shall, within twenty days immediately following the expiration of the thirty-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding shares entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation. Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders or shareholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders or shareholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders or shareholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

●	Prejudiced members: A shareholder who considers that the affairs of a company have been, are being or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the High Court of the British Virgin Islands under Section 184I of the BVI Act, inter alia, for an order requiring the company or any other person to acquire his shares, requiring the company or any other person to pay him compensation, regulating the future conduct of the company, or setting aside any decision of the company or its directors which contravenes the BVI Act or the memorandum or articles of association of the company. There is no similar provision under Delaware law.

●	Derivative actions: Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the High Court of the British Virgin Islands, bring an action in the name of the company to redress any wrong done to it. We would normally expect a British Virgin Islands court to follow English case law precedents, which permit a minority shareholder to commence a derivative action in a company’s name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an act which constitutes an infringement of the individual rights of a shareholder, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires the consent of a certain majority of the shareholders. Under Delaware law, a stockholder is eligible to bring a derivative action if the holder held stock at the time of the challenged wrongdoing and continues from that time to hold stock throughout the course of the litigation. This is the “continuous ownership” rule, which is a requirement for a stockholder to bring and maintain a derivative action. The law also requires the stockholder first to demand the Board of Directors of the corporation to assert the claims or the stockholder must state in the derivative action particular reasons why making such a demand would be futile.

●	Just and equitable winding up: In addition to the statutory remedies outlined above, shareholders can also petition the High Court of the British Virgin Islands for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down. Under Delaware law the court can use its equitable power of dissolution and appoint a receiver when fraud and gross mismanagement by corporate officers cause real imminent danger of great loss, and cannot be otherwise prevented.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

This indemnification only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, and must always act in good faith in what they believe to be the best interests of our company.

Directors’ fiduciary duties

Under British Virgin Islands law, our directors owe the Company certain statutory and fiduciary duties including, among others, duties to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the Company. Each of our directors is also required, when exercising powers or performing his or her duties as a director, to take the actions of a reasonable and diligent person having the general knowledge, skill and experience possessed by the director and that may reasonably be expected of a person carrying out the same functions for the company as the director. In the exercise of their powers, our directors must ensure that neither they nor the company acts in a manner that contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. Our company has the right to seek damages for breaches of duties owed to it by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder action by written consent

British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting, provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our Articles of Association permit shareholders to act by written consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

British Virgin Islands law and our Articles of Association allow our shareholders entitled to exercise not less than 30% of the voting rights in respect of a matter to requisition a meeting of the shareholders in relation to that matter. We are not obliged by law to call shareholders’ annual general meetings, but our Articles of Association do permit the directors to call such a meeting. The location of any meeting of the shareholders can be determined by the board of directors and can be anywhere in the world. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative voting

Although permitted under British Virgin Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under our Articles of Association, a director may be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director of for purposes including the removal of the director or by a written resolution passed by at least 75 percent of the votes of the shareholders entitled to vote, or, with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; Winding Up

Under the BVI Act and our Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders or, subject to the BVI Act, by a resolution of directors. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and our Memorandum of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of, or by a resolution passed at a meeting by, the holders of not less than 50 percent of the issued shares in that class.

Amendment of governing documents

As permitted by BVI law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our interim unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2021 and the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020 included in our annual report filed with the SEC on May 4, 2021. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

PLAN OF DISTRIBUTION

The common shares held by the selling shareholders may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling shareholders’ common shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the common shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling shareholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholders may also sell the common shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholders may transfer the common shares by other means not described in this prospectus.

The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the selling shareholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the common shares for whom the broker-dealers may act as agent.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of common shares by the selling shareholders. If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling shareholders use this prospectus for any sale of the common shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common shares and activities of the selling shareholders.

We have advised the selling shareholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR COMMON SHARES

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax consequences related to an investment in our common shares. It is directed to U.S. Holders (as defined below) of our common shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

China Enterprise Income Tax

According to the Enterprise Income Tax Law of China (the “EIT Law”), which was promulgated on March 16, 2007, became effective on January 1, 2008 and last amended on February 24, 2017, the income tax for both domestic and foreign-invested enterprises is at a uniform rate of 25%, unless they qualify for certain exceptions. The Regulation on the Implementation of Enterprise Income Tax Law of China (the “EIT Rules”) was promulgated on December 6, 2007 and became effective on January 1, 2008.

On January 29, 2016, the Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation enacted the Administrative Measures for Certifying High and New Technology Enterprises (2016 Version) (the “Certifying Measures”), which retroactively became effective on January 1, 2016. Under the EIT Law and the Certifying Measures, certain qualified high-tech companies may benefit from a preferential tax rate of 15% if they own their core intellectual properties and are classified into certain industries strongly supported by the Chinese government and set forth by certain departments of the Chinese State Council. Beijing REIT was granted the high and new technology enterprise (“HNTE”) qualification. There can be no assurance, however, that Beijing REIT will continue to meet the qualifications for such a reduced tax rate. In addition, there can be no guaranty that relevant governmental authorities will not revoke Beijing REIT’s “high and new technology enterprise” status in the future.

Uncertainties exist with respect to how the EIT Law applies to the tax residence status of ReTo and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise”, which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the EIT Rules define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, on April 22, 2009 which provides that a foreign enterprise controlled by a Chinese company or a Chinese company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if all of the following criteria are satisfied:

●	the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in China;

●	its financial and human resources decisions are made by or are subject to approval by persons or bodies in China;

●	its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and

●	more than half of the enterprise’s directors or senior management with voting rights frequently reside in China.

We do not believe that we meet the conditions outlined in the preceding paragraph since ReTo does not have a Chinese enterprise or enterprise group as our primary controlling shareholder. In addition, we are not aware of any offshore holding companies with a corporate structure similar to the Company that has been deemed a China “resident enterprise” by the Chinese tax authorities.

If we are deemed a China resident enterprise, we may be subject to the EIT at the rate of 25% on our global income, except that the dividends we receive from our Chinese subsidiaries may be exempt from the EIT to the extent such dividends are deemed dividends among qualified resident enterprises. If we are considered a resident enterprise and earn income other than dividends from our Chinese subsidiaries, a 25% EIT on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

China Business Tax and VAT

Pursuant to the Provisional Regulation of China on Business Tax last amended on November 10, 2008 and effective as of January 1, 2009 and the Detailed Rules for the Implementation of the Provisional Regulation of China on Business Tax last amended on October 28, 2011 and effective as of November 1, 2011, all entities and individuals engaged in providing taxable services, transfer of intangible assets or the sale of real estate are subject to business tax.

Pursuant to the Provisional Regulations on value added tax (“VAT”) of China effective as of January 1, 2009 and last amended on February 6, 2016 and the Detailed Rules for the Implementation of the Provisional Regulation of China on VAT last amended on October 28, 2011 and effective as of November 1, 2011, all entities or individuals in China engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay VAT. The amount of VAT payable is calculated as “output VAT” minus “input VAT” and the rate of VAT for the China Operating Companies is as follows: 17% for Beijing REIT; 17% for Gu’an REIT; 3% for Dingxuan; 6% for REIT Technology; 6% for REIT Construction; 17% for Ruirong; 17% for Xinyi; and 17% for REIT Changjiang for sales of our goods.

People’s Republic of China Taxation

Under the EIT law and EIT Rules, both of which became effective on January 1, 2008, the income tax for both domestic and foreign-invested enterprises is at a uniform rate of 25%, unless they qualify for certain exceptions. On January 29, 2016, the Chinese Ministry of Science and Technology, Ministry of Finance and State Administration of Taxation enacted the Administrative Measures for Certifying High and New Technology Enterprises (2016 Version), which retroactively became effective on January 1, 2016, provide that certain qualified high-tech companies may benefit from a preferential tax rate of 15% if they own their core intellectual properties and are classified into certain industries strongly supported by the Chinese government and set forth by certain departments of the Chinese State Council. Beijing REIT was granted the HNTE qualification valid for three years commencing on December 22, 2016. There can be no assurance, however, that Beijing REIT will continue to meet the qualifications for such a reduced tax rate. In addition, there can be no guaranty that relevant governmental authorities will not revoke Beijing REIT’s “high and new technology enterprise” status in the future. We are a holding company incorporated in the British Virgin Islands and we gain substantial income by way of dividends from our Chinese subsidiaries. The EIT Law and Rules provide that China-sourced income of foreign enterprises, such as dividends paid by a Chinese subsidiary to its equity holders that are non-resident enterprises, will normally be subject to Chinese withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has tax treaty with China that provides for a different withholding arrangement.

British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to those shares and holders of common shares are not liable to the government of the British Virgin Islands for income tax on any gains realized during a given year on the sale or disposal of such shares. The British Virgin Islands does not impose any withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

No capital gains, gift or inheritance taxes are levied by the government of the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	a dealer in securities or currencies;

●	a person whose “functional currency” is not the United States dollar;

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares;

●	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or in the event we are deemed to be a Chinese “resident enterprise” under the China tax law, we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will generally be capital gain or loss. Capital gains are generally subject to United States federal income tax at the same rate as ordinary income, except that non-corporate U.S. Holders who have held common shares for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2021. Our actual PFIC status for the current taxable years ending December 31, 2021 will not be determinable until after the close of such taxable years and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the common shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in ordinary income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted tax basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted tax basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your tax basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the common shares are regularly traded on the Nasdaq Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any year in which we are a PFIC, you will generally be required to file U.S. Internal Revenue Service Form 8621 to report your ownership of our common shares as well as distributions received on the common shares, any gain realized on the disposition of the common shares, any PFIC elections you would like to make in regard to the common shares, and any information required to be reported pursuant to such an election.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to common shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold shares. U.S. Holders are urged to consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on the applicable IRS Form W-8BEN.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Mourant Ozannes who are acting as counsel to our company with respect to matters of British Virgin Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters.

The current address of Mourant Ozannes is 5th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola, VG 1110, British Virgin Islands. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020, as set forth and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of YCM CPA Inc., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of YCM CPA Inc. is 2400 Barranca Pkwy #300, Irvine, CA 92606.

The consolidated financial statements for the years ended December 31, 2019 and 2018, as set forth and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. Friedman LLP’s audit report on the financial statements of the Company for the year ended December 31, 2019 contained an uncertainty about the Company’s ability to continue as a going concern. The current address of Friedman LLP is One Liberty Plaza, 165 Broadway, New York, New York 10006.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the ready availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our PRC counsel has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. Accordingly, there is uncertainty whether China courts will recognize or enforce judgments of United States or British Islands Courts because China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. Our PRC counsel has further advised us that under Chinese law, Chinese courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest.

We have been advised by Mourant Ozannes that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be directly enforceable in the British Virgin Islands. We have also been advised by Mourant Ozannes that a final and conclusive judgment obtained in a U.S. federal or state court under which a sum of money is payable as compensatory damages (not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be recognized by the High Court of the British Virgin Islands as a cause of action for a debt.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	Our current reports on Form 6-K, furnished to the SEC on November 3, 2021, October 29, 2021, October 27, 2021, October 27, 2021, September 13, 2021, July 8, 2021, June 7, 2021, March 15, 2021, March 8, 2021, March 4, 2021, January 29, 2021, December 22, 2020, November 20, 2020, November 4, 2020, October 14, 2020, September 15, 2020, September 9, 2020, August 28, 2020, August 13, 2020, July 31, 2020, July 17, 2020, July 13, 2020, July 2, 2020, June 25, 2020, April 27, 2020, March 20, 2020, January 24, 2020, November 26, 2019, October 30, 2019, October 18, 2019, September 10, 2019, August 19, 2019, June 17, 2019, May 16, 2019, November 13, 2018, November 7, 2018, October 1, 2018, September 28, 2018, August 29, 2018, and April 26, 2018

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on May 14, 2021

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on October 30, 2020

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the SEC on May 14, 2019, and amended on July 24, 2019

You may access the documents incorporated by reference on our website at http://en.retoeco.com/. Additionally, upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing semi-annual reports on Form 6-K containing unaudited interim financial information for the first two quarters of each fiscal year, within 6 months after the end of such quarter.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Association require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances, against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of his being a director or officer of our company or another body corporate, partnership, joint venture, trust or other enterprise at our company’s request, unless this is prohibited by law. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Issuance of up to 3,185,000 Common shares

Upon Conversion of a Convertible Debenture of

RETO ECO-SOLUTIONS, INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Consulting Service Agreement

On September 5, 2019, the Company entered into a consulting service agreement with FirstTrust Group, Inc. (“FirstTrust”), pursuant to which FirstTrust would assist the Company with strategic initiatives over the service period from August 16, 2019 to August 15, 2020. The Company issued 400,000 of its common shares valued at $448,000 based on the fair market price of the Company’s shares, at $1.12 per share on September 5, 2019. The stock-based compensation is amortized over the service period. The Company recognized stock-based compensation expenses of $280,000 and $168,000 for the years ended December 31, 2020 and 2019, respectively. All issuances were of common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation D.

Incentive Plan

Pursuant to the Company’s 2018 Incentive Plan, on January 22, 2020, the Company’s board of directors approved the issuance of an aggregate of 685,000 common shares of the Company with a fair value of $650,750 based on the Company’s share price of $0.95 per share at the grant date, as stock-based compensation to its directors and executives in exchange for their services for the period from January 1, 2020 to December 31, 2021. For the years ended December 31, 2020, the Company recognized stock-based compensation expenses of $325,375.

In addition, on February 3, 2020, the Company’s board of directors further approved the issuance of 290,000 common shares of the Company with a fair value of $333,500 based on the Company’s share price of $1.15 per share at the grant date, to award certain employees and one officer, in exchange for their services during the period from January 1, 2020 to December 31, 2021. For the years ended December 31, 2020, the Company recognized stock-based compensation expenses of $166,750.

All issuances were of common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation S.

Private Placement

On July 6, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,500,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $5,000 at the closing.

The Debenture Holder may convert the Debenture in its sole discretion into the Company’s common shares at any time at the lower of $1.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $0.50 (the “Floor Price”). The Debenture Holder may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of a Debenture that the daily VWAP is less than $0.50 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

On March 1, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “March Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $2,300,000, provided that in case of an event of default, the March Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 3.5% of the amount of the Debenture and a one-time due diligence and structuring fee of $10,000 at the closing.

The Debenture Holder may convert the March Debenture in its sole discretion into common shares of the Company at any time at the lower of $2.50 or 95% of the average of the two lowest daily VWAPs during the ten consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be less than $0.50 (the “March Floor Price”). The Debenture Holder may not convert any portion of the March Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the March Debenture that the daily VWAP is less than the March Floor Price for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. All issuances were debentures convertible into common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation D.

On April 22, 2021, the Company issued 1,000,000 common shares to Geniusland International Capital Ltd., a British Virgin Islands company for services rendered in connection with Company’s corporate strategy on the Nasdaq Stock Market. All issuances were common shares to these shareholders and were deemed to be exempt under the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving any public offering and Regulation S.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit

3.1	Memorandum and Articles of Association (1)

4.1	Specimen Common Share Certificate (6)

4.2	Description of the Rights of each Class of Securities Registered under Section 12 of the Exchange Act. (6)

4.3	Form of Debenture (7)

5.1	Opinion of Mourant Ozannes, as to the validity of the common shares relating to the Convertible Debenture Dated July 6, 2021 (Including in Exhibit 99.1) (9)

5.2	Opinion of Mourant Ozannes, as to the validity of the common shares Issued Pursuant to the 2018 Share Incentive Plan (10)

10.1	Translation of April 20, 2015 Capital Investment Agreement by and between Beijing REIT Technology Development Co., Ltd. and Venture Business International Limited (1)

10.2	Translation of Supplementary Agreement Establish REIT Xinyi (1)

10.3	REIT India Joint Venture Agreement (1)

10.4	Translation of Employment Agreement with Hengfang Li (2)

10.5	Translation of Employment Agreement with Guangfeng Dai (2)

10.6	Translation of Employment Agreement with Degang Hou (2)

10.7	Translation of Employment Agreement with Zhizhong Hu (2)

10.8	Translation of Employment Agreement with Xingchun Wang (3)

10.9	Translation of Employment Agreement with Lidong Liu (4)

10.10	Translation of September 2013 mortgage agreement between REIT MingSheng Environmental Building Materials (Changjiang) Co., Ltd. and Industrial and Commercial Bank of China Corp. Changjiang Branch (1)

10.11	Translation of Convertible Debt Investment Agreement by and between Liu Kejia, Tech Sources International Enterprises Limited, Li Hengfang, ReTo Eco-Solutions, Inc. and REIT Mingsheng Environment Protection Construction Materials (Changjiang) Co. Ltd. (1)

10.12	Translation of Convertible Debt Investment Agreement by and between Good Venture Industrial Limited, ReTo Eco-Solutions, Inc. and REIT Holdings Co., Limited (1)

10.13	Joint Patent Agreement with Luoyang Water-Conservancy Surveying & Design Co., Ltd. (1)

10.14	2018 Share Incentive Plan (5)

10.15	Shareholder Voting Proxy Agreement (1)

10.16	Securities Purchase Agreement, dated July 6, 2021 (7)

10.17	Registration Rights Agreement, dated July 6, 2021 (7)

10.18	Consulting Agreement dated April 21, 2021 between the Company and Geniusland International Capital Ltd. (8)

14.1	Code of Ethics (1)

21.1	List of Subsidiaries (8)

23.1+	Consent of Friedman LLP

23.2+	Consent of YCM CPA Inc.

23.3	Opinion of Mourant Ozannes (Included in Exhibit 5.1)

+	Filed herewith

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form F-1, as amended on Form F-1 (Registration No. 333-219709) initially filed on August 4, 2017 and hereby incorporated by reference.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 6-K, filed on January 24, 2020 and hereby incorporated by reference.

(3)	Filed as an exhibit to the Registrants current report on Form 6-K filed on November 26, 2019 and hereby incorporated for reference.

(4)	Filed as an exhibit to the Registrants current report on Form 6-K filed on June 7, 2021 and hereby incorporated for reference.

(5)	Filed as part of an exhibit to the Registrant’s Current Report on Form 6-K, filed on September 28, 2018 and hereby incorporated by reference.

(6)	Filed as part of an exhibit to the Registrant’s Annual Report on Form 20-F, filed on October 30, 2020 and hereby incorporated by reference.

(7)	Filed as part of an exhibit to the Registrant’s Current Report on Form 6-K, filed on July 8, 2021 and hereby incorporated by reference

(8)	Filed as part of an exhibit to the Registrant’s Annual Report on Form 20-F, filed on May 14, 2021 and hereby incorporated by reference

(9)	Filed as a part of an exhibit to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-258049) filed on July 20, 2021 and hereby incorporated by reference.

(10)	Filed as a part of an exhibit to the Registrant’s Amendment to Registration Statement on Form F-1/A (Registration No. 333-258049) filed on August 31, 2021 and hereby incorporated by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the placement agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering and such other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on November 5, 2021.

RETO ECO-SOLUTIONS, INC.

By:	/s/ Hengfang Li
Hengfang Li
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Xingchun Wang
Xingchun Wang
Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Hengfang Li	Chairman of the Board and Chief Executive Officer	November 5, 2021
Hengfang Li

/s/ Xingchun Wang	Chief Financial Officer	November 5, 2021
Xingchun Wang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Guangfeng Dai	Chief Operating Officer and Director	November 5, 2021
Guangfeng Dai

/s/ Shuhua Ma	Director	November 5, 2021
Shuhua Ma

/s/ Lidong Liu	Director	November 5, 2021
Lidong Liu

/s/ Zhi Li	Director	November 5, 2021
Zhi Li

/s/ Zhizhong Hu	Director	November 5, 2021
Zhizhong Hu

/s/ Austin Huang	Director	November 5, 2021
Austin Huang

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1, in the City of New York, New York, on November 5, 2021.

By:	/s/ Xinran Li
Xinran Li